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                                                                    EXHIBIT 10.9

                           SHAMROCK LOGISTICS GP, LLC
                    INTERMEDIATE INCENTIVE COMPENSATION PLAN


1. Objectives. The objectives of this Intermediate Incentive Compensation Plan (the "Plan") are to motivate the employees of Shamrock Logistics GP, LLC (the "Company") and its affiliates who perform services for Shamrock Logistics GP, LLC a Delaware limited partnership, and its subsidiaries (the "Partnership") to motivate entrepreneurial behavior, create alignment with other partners, attract new partners and build value for the Company and the Partnership, communicate and focus management's attention on achieving the business goals of the Company and the Partnership.

     The Plan is intended to encourage management to achieve and surpass the business objectives of the Company and the Partnership over a multi-year performance period by establishing objectives, reviewing performance, and granting awards based on the achievement of such objectives.

2. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee") of the Company. The Committee shall have such discretionary authority to administer the Plan, to construe and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment of any payments hereunder and to make all other determinations deemed necessary or advisable for the administration of the Plan.

3. Eligibility. Employees eligible under the Plan are the officers and key senior managers of the Company and its affiliates who may have a substantial impact on its performance. Each calendar year ("Plan Year"), the Committee shall designate employees who shall be eligible for participation in the Plan ("Participants")

4. Level of Participation. A Participant's designated level of participation in the Plan will be determined under criteria established or approved by the Compensation Committee Levels of participation in the Plan may vary according to a Participant's position and the relative impact he can have on the Company's and/or affiliates' operations. No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of awards need not be the same respecting each Participant.

5. Basis for Determining an Award. An award for any designated performance period under the Plan shall be based upon the achievement of financial and operating results of the Company for such designated performance period, as shall be established by the Committee in its sole discretion.

6. Performance Objectives. The Committee shall establish the performance objectives for the applicable performance period. Performance objectives are intended to further the success of the Partnership and shall be specific and based in whole or in part, as determined by the Committee, upon measurable results and/or subjective
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     factors as determined and weighted by the Committee. The Committee shall establish the basis and amount of any award to be provided for different levels of performance achievement. At its discretion, the Compensation Committee may adjust the performance objectives and/or actual performance measure results for extraordinary events or accounting adjustments resulting from significant asset purchases or dispositions or other events not contemplated or otherwise considered by the Compensation Committee when the performance objectives were established.

7. Performance. At the end of each performance period, the Committee shall review the achievement of the objectives established for such performance period and determine the awards earned, if any, as soon as practicable after the compilation of the financial and operating results for such period.

8. Award Payments. Except as otherwise provided in this Section 8, payment of earned awards will be made or begin as soon as reasonably practical after the close of each performance period following the approval of the Committee. Payments will be subject to all applicable withholdings and deductions. If a Participant's employment terminates during a performance period, whether voluntarily or involuntarily, the Participant shall forfeit all rights to any award for that performance period, unless the Committee, in its discretion, elects to pay all or a portion of the award. Earned awards shall be paid in cash, unless otherwise provided by the Committee.

9. Termination or Amendment. The Committee may terminate or amend the Plan at any time.

10. Indemnification. Neither the Company, any participating affiliate, nor the Board of Directors, or any member or any committee thereof, of the Company or any participating affiliate, nor any employee of the Company or any participating affiliate shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Company's Board of Directors, the Compensation Committee and/or the employees of the Company or any participating affiliate shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel's fees) arising from their acts, omission and conduct in their official capacity with respect to the Plan.

11.  General Provisions.

     11.1 Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and/or a participating affiliate and a Participant, and nothing in this Plan shall confer upon any Participant any right to continued employment with the Company or a participating affiliate, or to interfere with the right of the Company or a participating affiliate to terminate a Participant's employment, with or without cause.
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     11.2    Interests Not Transferable. Except as to withholding of applicable taxes and deductions, no benefits under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

     11.3 Controlling Law. To the extent not superseded by federal law, the law of the State of Delaware shall be controlling in all matters relating to the Plan.

     11.4 Severability. If any Plan provision or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under the law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

     11.5 No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating affiliate and a participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any participating affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating affiliate.

     11.6 Headings. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision of it.